UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2010

Triad Guaranty Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22342	56-1838519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 South Stratford Road
Winston-Salem, North Carolina 27104
(Address of principal executive offices) (zip code)

(336) 723-1282
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On May 12, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Triad Guaranty Inc. (the “Company”) established the corporate and individual performance goals that will be used to assess each named executive officer’s eligibility for an annual performance-based cash incentive award for the year ending December 31, 2010.  The performance-based cash incentive award is designed to recognize the accomplishment of key corporate and individual performance goals.  Targeted cash incentive awards have been established and are based on the value of the contributions of the named executive officer’s position. The amount of the award is weighted 80% on corporate performance and 20% on individual performance.  However, the Committee has the discretion to award up to 150% of the targeted amount to any named executive officer who delivers exceptional results with respect to his individual goals.

For the year ending December 31, 2010, the Committee has approved the following corporate performance goals:  (i) manage the Company’s run-off in a manner that maintains positive relations with the Illinois Department of Insurance (the “Department”) and key policyholders; (ii) pursue opportunities to settle or commute large blocks of risk where the settlement is consistent with the objectives of the run-off plan; (iii) efficiently and effectively administer the Company’s master policies to assure timely payment of all valid claims; (iv) reduce expenses while maintaining efficient and effective operations; (v) maintain a talented and motivated staff to successfully manage the run-off plan; and (vi) investigate third-party options and support reasonable actions developed by the government sponsored entities and servicers to improve loss mitigation efforts.

In addition, for the year ending December 31, 2010, the Committee has approved the following individual performance goals for each of our named executive officers:

Mr. Jones — In addition to the overall executive leadership responsibilities associated with accomplishing the Company’s corporate goals, the Committee established the following performance goals for Mr. Jones:  (i) maintain the Company’s relationship with the Department; (ii) manage appropriate relationships with key policy holders; (iii) monitor existing and any future litigation; (iv) develop and pursue new and ongoing corporate strategic initiatives; and (v) ensure that expenses and internal controls are being properly managed.

Mr. Wall — The Committee established the following performance goals for Mr. Wall:  (i) manage certain litigation-specific matters; (ii) provide support for commuting or restructuring captive reinsurance treaties; (iii) pursue and manage loss mitigation initiatives; (iv) maintain regulatory relationships and compliance and manage any run-off issues; (v) meet internal audit and compliance requirements; and (vi) manage expenses consistent with corporate objectives.

Mr. Haferman — The Committee did not establish individual performance goals for Mr. Haferman for the year ending December 31, 2010 because his position has been eliminated effective May 31, 2010.

For each of our named executive officers, a minimum bonus opportunity is available as a “retention guarantee” during 2010 – in other words, the minimum annual cash incentive award set forth below is automatically earned by each named executive officer who remains in a key position for the Company’s ongoing operations at December 31, 2010 or who is involuntarily terminated without cause during 2010.  The 2010 minimum annual cash incentive award and targeted annual cash incentive award for each of our named executive officers is set forth below:

Mr. Jones:  Minimum of $100,000 and target of $200,000.

Mr. Wall:  Minimum of $62,500 and target of $125,000.

Mr. Haferman:  Minimum of $50,000 and target of $125,000.  Due to the elimination of Mr. Haferman’s position effective May 31, 2010 and in accordance with the Company’s severance program, he will be entitled to receive the minimum bonus amount of $50,000 as part of a lump sum payment following the effective date of his termination.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Company’s Annual Meeting of Stockholders was held on May 13, 2010.  Shares entitled to vote at the Annual Meeting totaled 15,258,128, of which 10,798,843 shares were represented.

The five directors identified below were elected at the Annual Meeting.  Shares were voted as follows for each nominee:

Election of Directors	Shares Voted in Favor	Shares Withheld	Broker Non-votes
H. Lee Durham, Jr.	5,575,501	132,645	5,090,697
Deane W. Hall	5,576,692	131,454	5,090,697
Kenneth W. Jones	5,575,812	132,334	5,090,697
William T. Ratliff, III	5,576,000	132,146	5,090,697
David W. Whitehurst	5,574,770	133,376	5,090,697

Stockholders also voted to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.  This proposal was approved by the votes set forth in the following table:

Ratification of Auditor	Shares Voted in Favor	Shares Voted Against	Shares Abstaining
Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.	10,713,278	78,298	7,267

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triad Guaranty Inc.

May 18, 2010	/s/ Kenneth S. Dwyer
Kenneth S. Dwyer Vice President and Chief Accounting Officer